EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) dated as of May 25, 2017 (the “Effective Date”), is by and between KLX Inc., a Delaware corporation (the “Company”), and Amin J. Khoury (“Executive”).

WHEREAS, Executive and the Company entered into an Amended and Restated Employment Agreement dated as of May 25, 2016 (the “Prior Agreement”); and

WHEREAS, Executive, having provided services to the Company and its predecessors since August 1, 1987, agrees to continue to provide services for an additional period as provided herein, and the Company wishes to procure such services; and

WHEREAS, Executive and the Company wish to amend and restate the Prior Agreement in its entirety in the manner set forth herein.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties agree as follows:

1.          Arrangement.  Executive shall provide to the Company, and the Company shall accept from Executive, the services set forth in Section 3.2 below, subject to the terms and conditions set forth in this Agreement.

2.          Term.  Subject to Section 6 hereof, the Company agrees to employ Executive, and Executive agrees to be employed by the Company, in each case pursuant to this Agreement, from the Effective Date through the third anniversary of the Effective Date, and the Executive’s employment hereunder shall automatically be extended on the first anniversary date of the Effective Date and on each subsequent anniversary of the Effective Date for additional one (1) year periods until either the Company or the Executive gives the other party at least thirty (30) days’ written notice prior to the anniversary of the Effective Date of any such year of its or his desire to not renew the then current term of this Agreement, unless the Executive’s employment is terminated earlier pursuant to this Agreement as hereinafter set forth.  For purposes of this Agreement, the term “Employment Term” shall mean the initial three (3) year period and all extensions thereof in accordance with this Section 2, if any, as aforesaid, provided that the Executive continues to be employed by the Company; provided, however, that for the purposes of Section 6 of this Agreement, the Employment Term shall run through the last day of the then current Employment Term (assuming for this purpose Executive’s continued employment through such last day).

3.          Capacity, Services and Performance.

3.1          Capacity.  Executive shall serve the Company as its Chairman of the Board of Directors of the Company (the “Board”) and Chief Executive Officer, or in such other Board or executive capacity as the Board may designate from time to time, but only upon agreement with Executive.

3.2          Services.  In the capacity set forth in Section 3.1 above, Executive shall be retained by the Company and shall perform such duties and responsibilities on behalf of the Company as Executive and the Board shall by mutual agreement from time to time determine.

3.3          Performance.  During the Employment Term, Executive shall use his business judgment, skill and knowledge to the advancement of the Company’s interests and to the discharge of his duties and responsibilities hereunder; provided, however, that Executive shall be required only to devote so much time as Executive determines is reasonably necessary to discharge his duties as Chairman of the Board and Chief

Executive Officer, and, subject to the provisions of Section 5 below, Executive may engage in other business activities during the Employment Term, including, without limitation, serving as an employee, director or consultant of B/E Aerospace, Inc., a Delaware corporation, or its successor (“B/E”).

4.          Compensation and Benefits.

4.1          Salary.  During the Employment Term, Executive shall receive an annual salary (the “Salary”) of one million thirty thousand dollars ($1,030,000) during each year of the Employment Term.  The Salary shall be reviewed annually and may be adjusted upward (but not downward) by the Board or the Compensation Committee of the Board (the “Compensation Committee”) in its discretion.

4.2          Bonuses.  Executive may receive bonuses from the Company when, as and if determined from time to time by the Compensation Committee, with the target annual incentive opportunity for Executive to be no less than one hundred and seventy-five percent (175%) of Executive’s then current Salary (“Target Bonus”).  Any such bonuses paid to Executive shall be in addition to the Salary then in effect.  The incentive bonus shall be paid in accordance with Company policy, but in no event later than two and one-half months following the end of the fiscal year in respect of which Executive earned such bonus.

4.3          Benefits.  Except to the extent equivalent benefits are provided by B/E (including post-retirement benefits), during the Employment Term, Executive shall participate in all employee benefit plans, life insurance plans, disability income plans, incentive compensation plans and other benefit plans, as may be from time to time in effect for executives of the Company.  In addition, Executive shall be entitled to all rights and benefits pursuant to the Company’s travel policy, which shall be no less favorable for Executive than his rights and benefits pursuant to B/E’s travel policy as of July 1, 2014.

4.4          Business Expenses.  The Company shall pay or reimburse Executive for all reasonable business expenses incurred or paid by him during the Employment Term in the performance of his services for the Company.

4.5          Equity Incentive Compensation.  So long as employed by the Company, Executive shall be eligible to participate in any applicable equity incentive compensation program of the Company on the terms set forth by the Compensation Committee in its sole discretion, which program may include stock options, restricted stock awards or units (“Equity Awards”).    The grant date fair value of the annual Equity Awards granted to Executive (determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, or any successor promulgation) shall be no less than three hundred and twenty-five percent (325%) of Executive’s then current Salary.

4.6          Retirement Compensation.  The Company shall maintain a deferred compensation plan (“SERP”) that is substantially similar to the B/E 2010 Deferred Compensation Plan, including allowing for the deferral of Equity Awards thereunder.  For each fiscal quarter during the Employment Term ending on or prior to January 31, 2017, the Company will make a tax deferred contribution to the SERP (the “Retirement Contribution”) on behalf of Executive equal to twenty-five percent (25%) of the Salary in effect as of the date of such contribution.  Effective for Retirement Contributions made for fiscal quarters during the Employment Term commencing on or after February 1, 2017, each Retirement Contribution shall be reduced and shall equal seven and one-half percent (7.5%) of the Salary in effect as of the date of such Retirement Contribution.  Each Retirement Contribution shall be allocated to Executive’s retirement account under the SERP, shall be fully vested on the date that such Retirement Contribution is made and shall otherwise be subject to the terms and conditions of the SERP.

4.7          Automobile.  During the Employment Term and during the “Consulting Period” (as defined in Section 6.5 hereof), Executive shall receive either an automobile owned or leased by the Company or a monthly automobile allowance, as reasonably determined by the Company, which automobile or allowance shall be at least equivalent to that which the Company is providing to Executive as of the Effective Date.  To the extent that the Company elects to provide a monthly automobile allowance, such allowance shall be paid in accordance with Company policy, but in any event, no later than on a monthly basis in arrears.

5.          Proprietary Rights and Non-Competition.  Executive acknowledges that the Company is engaged in a continuous program of research, development and production in connection with its business, present and future, and hereby covenants as follows:

5.1        Confidentiality.  Executive will maintain in confidence and will not disclose or use, either during or after the Employment Term, any proprietary or confidential information or know-how belonging to the Company (“Proprietary Information” hereinafter defined), whether or not in written form, except to the extent required to perform duties on behalf of the Company.  For purposes of this Agreement, “Proprietary Information” shall mean any information, not generally known to the relevant trade or industry, which was obtained from the Company, or which was learned, discovered, developed, conceived, originated or prepared by Executive in connection with this Agreement (or any predecessor agreement with the Company).  Such Proprietary Information includes, without limitation, software, technical and business information relating to the Company’s inventions or products, research and development, production processes, manufacturing and engineering processes, machines and equipment, finances, customers, marketing and production and future business plans, information belonging to customers or suppliers of the Company disclosed incidental to Executive’s performance under this Agreement, and any other information which is identified as confidential by the Company, but only so long as the same is not generally known in the relevant trade or industry.

5.2        Inventions.

5.2.1          Definition of Inventions.  For purposes of this Agreement, “Inventions” shall mean any new or useful art, discovery, contribution, finding or improvement, whether or not patentable, and all related know-how.  Inventions shall include, without limitation, all designs, discoveries, formulae, processes, manufacturing techniques, semiconductor designs, computer software, inventions, improvements and ideas.

5.2.2          Disclosure and Assignment of Inventions.  Executive will promptly disclose and describe to the Company all Inventions which he may solely or jointly conceive, develop, or reduce to practice during the Employment Term (i) which relate at the time of conception, development, or reduction to practice of the Invention to the Company’s business or actual or demonstrably anticipated research or development, (ii) which were developed, in whole or in part, on the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or trade secret information, or (iii) which resulted from any work performed by Executive for the Company (the “Company’s Inventions”).  Executive hereby assigns to the Company all of his right, title and interest world-wide in and to the Company’s Inventions and in all intellectual property rights based upon the Company’s Inventions; provided, however, that Executive does not assign or agree to assign any Inventions, whether or not relating in any way to the Company’s business or demonstrably anticipated research and development, which were made by him prior to December 16, 2014, or which were developed by him independently during the Employment Term and not under the conditions stated in subparagraph (ii) above.

5.3        Documents and Materials.  Upon termination of this Agreement or at any other time upon the Company’s request, Executive will promptly deliver to the Company, without retaining any copies, all documents and other materials furnished to him by the Company (other than personal copies of documents relating to Executive’s employment terms), prepared by him for the Company or otherwise relating to the Company’s business, including, without limitation, all written and tangible material in his possession incorporating any Proprietary Information.

5.4        Competitive Employment.  During the Employment Term and for a period of two (2) years thereafter (collectively, the “Restricted Term”), Executive will not engage in any employment, consulting, or other activity in any business directly competitive with the Company without the Company’s written consent, which consent shall not be unreasonably withheld; provided, however, that nothing in this Section 5.4 shall preclude Executive from serving as an employee or director of B/E, a consultant for B/E, a director of any other corporation, or a partner or investor in a private equity firm.

5.5        Non-Solicitation.  During the Restricted Term, Executive will not solicit or encourage, or cause others to solicit or encourage, any employees of the Company to terminate their employment with the Company.

5.6        Acts to Secure Proprietary Rights.

5.6.1          Further Acts.  Executive agrees to perform, during and after the Employment Term, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company’s Inventions.  Such acts may include, without limitation, execution of documents and assistance or cooperation in the registration and enforcement of applicable patents and copyrights or other legal proceedings.

5.6.2          Appointment of Attorney-In-Fact.  In the event that the Company is unable, for any reason whatsoever, to secure Executive’s signature to any lawful and necessary document required to apply for or execute any patent, copyright or other applications with respect to any of the Company’s Inventions (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), Executive hereby irrevocably appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights thereon with the same legal force and effect as if executed by him, intending hereby to create a so-called “durable power” which will survive any subsequent disability.

5.7        No Conflicting Obligations.  Executive’s performance of this Agreement does not breach and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him.

5.8        Corporate Opportunities.  Executive agrees that during the Employment Term, he will first present to the Board, for its acceptance or rejection on behalf of the Company, any opportunity to create or invest in any company which is or will be involved in the distribution of aerospace consumables products and logistics services or any provider of technical services and associated rental equipment and logistics to the energy sector, which comes to his attention and in which he, or any of his affiliates, might desire to participate.  If the Board rejects the same or fails to act thereon in a reasonable time, Executive shall be free to invest in, participate or present such opportunity to any other natural person, corporation, limited liability company, limited or general partnership, or any other entity (each, a “Person”).

5.9        Specific Performance.  Executive acknowledges that a breach of any of the promises or agreements contained herein could result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law, and the Company shall be entitled to seek injunctive relief and/or a decree for specific performance.

6.          Termination and Change of Control.

6.1        Termination Date; Termination or Resignation other than Death. Incapacity or in connection with a Change of Control or Good Reason.

6.1.1          Termination Date.  The term “Termination Date” shall mean the date on which Executive incurs a Separation from Service (as defined below) with the Company and its subsidiaries and affiliates for any reason.

6.1.2          Termination by Executive.  If Executive resigns his employment with the Company for any reason other than (i) death pursuant to Section 6.2, (ii) Incapacity pursuant to Section 6.3, or (iii) Good Reason pursuant to Section 6.4.3, then on the Termination Date, Executive shall receive payment of (A) any accrued and unpaid Salary and benefits through the Termination Date and (B) any earned but unpaid bonuses payable to Executive as determined by the Compensation Committee for any fiscal periods of the Company ending prior to the Termination Date.

6.1.3          Termination by the Company.  If the Company terminates Executive’s employment hereunder for any reason other than (i) death pursuant to Section 6.2 or (ii) Incapacity pursuant to Section 6.3 then on the Termination Date, Executive shall receive payment of (A) any accrued and unpaid Salary and benefits through the Termination Date, (B) any earned but unpaid bonuses payable to Executive as determined by the Compensation Committee for any fiscal periods of the Company ending prior to the Termination Date, (C) a lump-sum amount equal to the sum of (i) a prorated portion of 175% of Executive’s then current Salary, with the prorated amount to be determined based on the number of days that Executive was employed by the Company in the year during which the Termination Date occurs, (ii) Executive’s Salary for the remainder of the Employment Term, (iii) the Retirement Contributions (at the rate in effect on January 31, 2017) that would have been made during the remainder of the Employment Term, and (iv) two (2) times Executive’s Target Bonus, in the case of each of clauses (ii) and (iv) at the rates in effect as of the Termination Date (the lump sum amount determined in accordance with this clause (C), the “Termination Amount”), (D) any Equity Awards granted to Executive that would not vest on or prior to the Termination Date shall vest and be exercisable immediately, and, notwithstanding any termination of employment provisions set forth in the applicable agreement or related plan, all Equity Awards shall continue to be exercisable until their original stated expiration date, and (E) a pro-rata portion of Executive’s annual bonus under Section 4.2 hereof for the fiscal year in which Executive’s termination occurs based on actual results for such fiscal year (determined by multiplying the amount of such annual bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that Executive is employed by the Company and the denominator of which is 365), payable within the time frame specified under Section 4.2 hereof (the “Pro Rata Actual Bonus”).  The cash payments described in this Section 6.1.3 (other than the benefit described in clause (E)) shall be made on the Termination Date.

6.2        Death.

6.2.1          Executive’s employment hereunder shall terminate upon his death.  In such event, the Company shall, within thirty (30) days following the date of death, pay to such Person as Executive shall have designated in a notice filed with the Company, or if no such Person shall have been designated, to his estate, a lump-sum amount equal to the Termination Amount.

6.2.2          The Company shall, within thirty (30) days following Executive’s date of death, also pay to such Person as Executive shall have designated in a notice filed with the Company, or if no such Person shall have been designated, to his estate, a lump-sum amount equal to (i) any accrued and unpaid Salary and benefits through his date of death, (ii) any earned but unpaid bonuses payable to Executive as determined by the Compensation Committee for any fiscal periods of the Company ending prior to the date of death, and (iii) a pro-rata portion of Executive’s annual bonus under Section 4.2 hereof for the fiscal year in which Executive’s termination occurs (determined by multiplying the amount of such annual bonus which would be due for the full fiscal year (assuming achievement of 200% of the Target Bonus) by a fraction, the numerator of which is the number of days during the fiscal year of termination that Executive is employed by the Company and the denominator of which is 365) (the “Pro Rata Maximum Bonus”).

6.2.3          Upon Executive’s death, any Equity Awards granted to Executive that would not vest on or prior to the Termination Date shall vest and, if applicable, be exercisable immediately and, notwithstanding any termination of employment provisions set forth in the applicable agreement or related plan, all Equity Awards shall continue to be exercisable until their original stated expiration date.

6.2.4          Upon Executive’s death on or after February 1, 2017, whether during or after the Employment Term, the Company shall, no later than ninety (90) days following the date of death, also pay to such beneficiary as Executive shall have designated in a notice filed with the Company, or if no such beneficiary shall have been designated, to his estate, a lump sum death benefit in an amount equal to three million five hundred thousand dollars ($3,500,000), which shall be funded from the proceeds of a life insurance policy to be held in trust by the Company.  The terms and conditions of such death benefit shall be set forth in a Death Benefit Agreement substantially in the form attached hereto as Exhibit A, which is hereby incorporated by reference.

6.3        Incapacity.  If, in the reasonable judgment of the Compensation Committee, as a result of Executive’s incapacity due to a medically determinable physical or mental illness, Executive shall have been absent from his full-time duties as described hereunder for the entire period of twelve (12) consecutive months (“Incapacity”), Executive’s employment shall terminate at the end of the twelve (12)-month period as provided in this Section 6.3.  In such event:

(i)          the Company shall give prompt notice to Executive of any such termination;

(ii)         the Company shall pay to Executive within thirty (30) days following the Termination Date, a lump-sum amount equal to the Termination Amount;

(iii)        the Company shall pay to Executive within thirty (30) days after the Termination Date a lump-sum amount equal to (A) any accrued and unpaid Salary and benefits through the Termination Date and (B) any earned but unpaid bonuses payable to Executive as determined by the Compensation Committee for any fiscal periods of the Company ending prior to the Termination Date;

(iv)        any Equity Awards granted to Executive that would not vest on or prior to the Termination Date shall vest and, if applicable, be exercisable immediately and, notwithstanding any termination of employment provisions set forth in the applicable agreement or related plan, such Equity Awards shall continue to be exercisable until their original stated expiration date; and

(v)         the Company shall pay Executive the Pro Rata Maximum Bonus within thirty (30) days following the Termination Date.

Any dispute between the Compensation Committee and Executive with respect to Executive’s Incapacity shall be settled by reference to a competent medical authority mutually agreed to by the Compensation Committee and Executive or his personal representative, whose decision shall be binding on all parties.

6.4        Change of Control; Good Reason; Definitions.

6.4.1          Change of Control.  If a “Change of Control” of the Company occurs, the Company will be obligated as provided in this Section 6.4.  For purposes of determining the Company’s obligations under this Section 6.4, the date on which a Change of Control is effective shall be referred to as the “Change of Control Date.”  The payments described in Section 6.4.2 shall be made on the Change of Control Date.

6.4.2          Change of Control.  If a Change of Control occurs during the Employment Term, Executive’s employment shall be terminated as of the Change of Control Date and, upon the Change of Control Date, the Company or its successor shall pay or provide Executive with the following:

(i)          any accrued and unpaid Salary and benefits through the Change of Control Date;

(ii)         any earned but unpaid bonuses payable to Executive for any fiscal periods of the Company ending prior to the Change of Control Date;

(iii)        a lump-sum amount equal to the Termination Amount; provided, that the Termination Amount shall be calculated using rates as in effect on the Change of Control Date;

(iv)        any Equity Awards granted to Executive that would not vest on or prior to the Change of Control Date shall vest and be exercisable immediately upon the date immediately preceding the Change of Control Date, and, notwithstanding any termination of employment provisions set forth in the applicable agreement or related plan, all Equity Awards shall continue to be exercisable until their original stated expiration date; and

(v)         the Pro Rata Maximum Bonus.

6.4.3          Good Reason.  If Executive resigns his employment at any time for Good Reason, then the Company or its successor shall pay/provide to Executive:

(i)          any accrued and unpaid Salary and benefits through the Termination Date, as such term is defined in Section 6.1.1, above;

(ii)         any earned but unpaid bonuses payable to Executive for any fiscal periods of the Company ending prior to the Termination Date;

(iii)        a lump-sum amount equal to the Termination Amount;

(iv)        any Equity Awards granted to Executive that would not vest on or prior to the Termination Date shall vest and be exercisable immediately, and, notwithstanding any termination of employment provisions set forth in the applicable agreement or related plan, all Equity Awards shall continue to be exercisable until their original stated expiration date; and

(v)         Executive shall remain entitled to receive the Pro Rata Actual Bonus.

The cash payments described in this Section 6.4.3 (other than the benefit described in clause (v)) shall be made on the Termination Date.

6.4.4      Definitions.

(i)          For purposes of this Agreement, a “Change of Control” means:

(A)          Individuals who, as of the Effective Date constitute the Board (the “Incumbent Board “) cease for any reason to constitute at least a majority of the Board, provided that any Person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act) shall be, for purposes of this Agreement, considered as though such Person were a member of the Incumbent Board;

(B)          a transaction or other event occurs such that any Person or Persons acting as a group acquires ownership of stock of the Company that, together with stock held by such Person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;

(C)          a transaction or other event occurs such that any one Person or group acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person or group) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company; or

(D)          a transaction or other event occurs such that any one Person or group acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person or group) ownership of assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that no acquisition of ownership of the assets of the Company shall be deemed a Change of Control if the acquiring Person or group is:

(1)          A stockholder of the Company in exchange for or with respect to its stock;

(2)          Any Majority Owned Entity, as defined below, of the Company;

(3)          A Person or group of which the Company is a Majority Owned Entity; or

(4)          A Majority Owned Entity of any Person or group described by (3), above.

(ii)        For the purposes of this Section 6.4.4, Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as the result of the same public offering.  However, Persons will be considered to be acting as a group if they are owners of a Person that enters into a merger, consolidation, purchase or acquisition of stock or assets or similar business transaction with the Company.

(iii)      For the purposes of this Section 6.4.4, a “Majority Owned Entity” of any Person is any entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by such Person.

(iv)        A Change of Control shall occur on the effective date of any event specified in Section 6.4.4(i) above.  In connection with any determination of ownership for purposes of Section 6.4.4(i) above, the attribution rules of Section 318(a) of the Internal Revenue Code of 1986, as amended (the “Code”), shall apply.

(v)        For purposes of this Agreement, “Good Reason” means:

(A)          Any decrease in Executive’s Salary or a failure by the Company to pay any material compensation due and payable to Executive in connection with his employment;

(B)          Any change in Executive’s responsibilities, positions, duties, status, title or reporting relationships;

(C)          Executive ceasing to be the Chief Executive Officer of the Company;

(D)          Requiring Executive to be based at any office or location other than Executive’s principal place of employment; or

(E)          A material breach by the Company of any term of this Agreement;

provided that Executive has given notice thereof to the Company and the Company has not cured the Good Reason within thirty (30) days after receiving such notice.

6.5        Consulting Agreement.  In the event that Executive’s employment terminates on or after February 1, 2017 for any reason (including, without limitation, Executive’s voluntary resignation) other than death pursuant to Section 6.2 or Incapacity pursuant to Section 6.3, the Company shall retain Executive to perform consulting services for a period of five (5) years following the Termination Date (the “Consulting Period”) for a fee of three hundred thousand dollars ($300,000) per annum, under the terms and conditions of a Consulting Agreement substantially in the form attached hereto as Exhibit B, which is hereby incorporated by reference.  In addition to the compensation, benefits and perquisites described in the Consulting Agreement, during the Consulting Period the Company shall provide Executive with the benefits described in Sections 4.3 and 4.7 to the extent permissible under applicable law and the applicable plan documents.

6.6        280G Matters.

6.6.1          Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, distribution, benefit, equity-based or other compensation or other transfer or action by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to an excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to any such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Accounting Firm (as defined below) shall, in consultation with Executive’s legal counsel or other advisor designated by Executive (“Executive’s Advisor”), calculate whether to reduce any of the Payments to Executive so that the Parachute Value (as defined below) of all Payments to Executive, in the aggregate, equals the applicable Safe Harbor Amount (as defined below). Payments shall be so reduced only if the Accounting Firm determines, subject to the approval of Executive’s Advisor, with such approval not to be unreasonably withheld or delayed, that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Payments were so reduced.

6.6.2          If the Accounting Firm determines that the aggregate Payments to Executive should be reduced so that the Parachute Value of all Payments to Executive, in the aggregate, equals the applicable Safe Harbor Amount, and Executive’s Advisor approves such determination, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm and approved by Executive’s Advisor under this Section 6.6 shall be binding upon the Company and Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the date of Executive’s termination of employment.

6.6.3          The reduction contemplated by this Section 6.6, if applicable, shall be made by reducing payments and benefits (to the extent such amounts are considered Payments) under the following sections in the following order: (i) any Payments as a result of the acceleration of the vesting of performance-based Equity Awards pursuant to Section 6.4.2(iv), (ii) any Payments under Section 6.4.2(iii) that are “parachute payments” within the meaning of Section 280G of the Code, (iii) any other cash Payments that are “parachute payments” that would be made upon a Change of Control, beginning with payments that would be made last in time and (iv) any Payments as a result of accelerated vesting of Equity Awards for which the amount considered contingent on the change in ownership or control is determined in accordance with Treasury Regulation 1.280G-1, Q&A 24(c).

6.6.4          As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement that should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts that will have not been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”), in each case consistent with the calculation of the applicable Safe Harbor Amount hereunder.   In the event that the Accounting Firm, based on the assertion of a deficiency by the Internal Revenue Service against the Company or Executive which the Accounting Firm believes, and Executive’s Advisor agrees, has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Executive shall be repaid by Executive to the Company; provided, however, that (i) no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which Executive is subject to tax under Sections 1 or 4999 or generate a refund of such taxes; and (ii) to the extent such repayment would generate a refund of such taxes, Executive shall only be required to pay to the Company the Overpayment less the amount of tax to be refunded and to transfer the refund of such taxes to the Company when received. In the event that the Accounting Firm, based on controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

6.6.5          All fees and expenses of the Accounting Firm in implementing the provisions of this Section 6.6 shall be borne by the Company, and the Company shall reimburse Executive for all reasonable advisory fees incurred with respect to this Section 6.6(including for any services provided by Executive’s Advisor) and any legal and accounting fees incurred with respect to disputes related thereto (including for any services provided by Executive’s Advisor).

6.6.6          In connection with making determinations under this Section 6.6, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by Executive before or after the Change of Control, including any agreement not to render services to competitors pursuant to the non-competition provisions applicable to Executive under Section 5 of this agreement and any other non-competition provisions that may apply to Executive, and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.

6.6.7          The following terms shall have the following meanings for purposes of this Section 6.6:

(A)            “Accounting Firm” shall mean a mutually agreed upon nationally recognized accounting firm (a “Big Four” accounting firm) that is not serving as accountant or auditor for the Company or the individual, entity or group effecting the Change of Control.

(B)            “Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state, local, and foreign laws, determined by applying the highest marginal rate under Section 1 of the Code and under state, local, and foreign laws that applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate as such Executive shall certify, in Executive’s sole discretion, as likely to apply to Executive in the relevant tax year.

(C)            “Parachute Value” of a Payment shall mean the present value as of the date of the change in control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(D)            “Present Value” of a Payment shall mean the economic present value of a Payment as of the date of the change in control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

(E)             “Safe Harbor Amount” means (x) 3.0 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code, minus (y) $1.00.

7.          Withholding.  All payments made by the Company under this Agreement shall be reduced by any amounts in respect of income, social security, FICA and other similar taxes at the then-prevailing rates required to be withheld by the Company under applicable law.

8.          Indemnification.  To the maximum extent permitted under Delaware law as from time to time in effect, and subject to any mandatory exclusion of indemnification under Delaware law applicable to the indemnification of Executive under this Section 8, the Company hereby agrees to indemnify Executive and hold him harmless from, against and in respect of any and all damages, deficiencies, actions, suits, proceedings, demands, assessments, judgments, claims, losses, costs, expenses, obligations and liabilities arising from or related to the performance of the services under this Agreement by Executive.

9.          Legal Fees.  In the event of any litigation, dispute or contest arising from a breach of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs incurred in connection with such litigation, dispute or contest, including without limitation, reasonable attorneys’ fees, disbursement and costs, and experts’ fees and costs.

10.        Unfunded Status.  This Agreement is intended to constitute an unfunded plan for incentive compensation.  Nothing contained herein shall give Executive any rights that are greater than those of a general unsecured creditor of the Company.  In its sole discretion, the Compensation Committee may authorize the creation of trusts, acquisition of life insurance policies or other arrangements to meet the obligations created under this Agreement.

11.        Section 409A.

11.1          If any amounts that become due under Section 6 of this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, payment of such amounts shall not commence until Executive incurs a “Separation from Service” (as defined below) if and only if necessary to avoid accelerated taxation or tax penalties in respect of such amounts.

11.2          Notwithstanding any provision of this Agreement to the contrary, if Executive is a “Specified Employee” (as defined below) he shall not be entitled to any payments upon a Separation from Service until the earlier of (i) the date which is the first (1st) business day following the date that is six (6) months after Executive’s Separation from Service for any reason other than death or (ii) Executive’s date of death.  The Company shall establish a trust pursuant to Rev. Proc. 92-64, promulgated under subpart E, part I, subchapter J, chapter 1, subtitle A of the Code, as modified by Notice 2000-56, and fund any such payments that are deferred pursuant to this Section 11.2 that otherwise would be immediately payable to Executive.  The provisions of this Section 11.2 shall only apply if required to comply with Section 409A of the Code.

11.3          For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Section 409A(a)(2)(A)(i) of the Code and determined in accordance with the default rules under Section 409A of the Code.  “Specified Employee” shall have the meaning set forth in Section 409A(a)(2)(B)(i) of the Code, as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.

11.4          It is intended that the terms and conditions of this Agreement comply with Section 409A of the Code.  If any provision of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A of the Code, or could cause any amounts or benefits hereunder to be subject to taxes, interest and penalties under Section 409A of the Code, this Agreement or any provision hereof may be reformed by Executive, subject to the consent of the Company (which consent shall not be unreasonably withheld) to:  (i) comply with, or avoid being subject to, Section 409A of the Code, (ii) avoid the imposition of taxes, interest and penalties under Section 409A of the Code, and/or (iii) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code, provided, however, that no such amendment shall have the effect of reducing the amount of any payment or benefit payable to Executive pursuant to this Agreement.

11.5          Anything in this Agreement to the contrary notwithstanding, no reimbursement payable to Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company or its subsidiary or affiliate covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code.  No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

12.        Waiver.  Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right that Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.  Similarly, the waiver by any party hereto of a breach of any provision of this Agreement by the other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.

13.          Mutual Waiver.  Executive and the Company agree to sign a mutual waiver and release of claims agreement effective as of the Termination Date substantially in the form attached hereto as Exhibit C, and hereby incorporated by reference (the “Mutual Waiver”).

14.          Severability.  If any part of this Agreement is found to be invalid or unenforceable, that part will be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and the remainder of this Agreement will remain in full force and effect.

15.          Notices.  Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing, addressed as provided below (or to such other Person or address as to which either party may notify the other in accordance with this Section 15) and actually delivered at said address:

If to Executive, to him at:

Amin J. Khoury

149 South Beach Road

Hobe Sound, FL  33455

If to the Company, to it at:

KLX Inc.

1300 Corporate Center Way,

Wellington, FL 33414

Attention:  General Counsel

16.          Survival.  The provisions of Sections 5 through 17 inclusive hereof shall each survive any termination or expiration of this Agreement in accordance with the applicable statute of limitation period(s).

17.          Miscellaneous.  This Agreement, including the attached exhibits, constitutes the entire understanding of the parties with respect to the subject matter hereof, and supersedes all such prior and contemporaneous understandings and agreements, whether oral or written, regarding such subject matter (including, without limitation, the Prior Agreement).  This Agreement may be amended or modified only by a written instrument signed by Executive and by a duly authorized representative of the Company.  This Agreement may be executed in any number of counterparts, which together shall constitute one and the same instrument.  Except as otherwise provided in this Agreement, this Agreement shall be governed by and construed in accordance with the laws (other than the conflicts of law rules) of the State of Florida.  The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the date first above written.

EXECUTIVE	KLX INC.

/s/ Amin J. Khoury	By:	/s/ Thomas P. McCaffrey
Amin J. Khoury	Name:	Thomas P. McCaffrey
	Title:	President and Chief Operating Officer

[SIGNATURE PAGE FOR AMIN KHOURY AMENDED AND RESTATED EMPLOYMENT AGREEMENT]

EXHIBIT A

Form of Death Benefit Agreement

DEATH BENEFIT AGREEMENT

This Death Benefit Agreement (the “Agreement”) is entered into this 25th day of May, 2016, by and between KLX Inc., a Delaware corporation, hereinafter called the “Corporation,” and Amin J. Khoury, hereinafter called the “Executive.”

WHEREAS, the Executive renders valuable services to the Corporation which have contributed to the growth and prosperity of the Corporation; and

WHEREAS, the Corporation and the Executive wish to enter into an agreement to provide for the payment of a benefit to the Executive’s designated beneficiary in the event of the Executive’s death.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the parties agree as follows:

1.         DEATH BENEFIT.

A.        Upon the Executive’s death on or after February 1, 2017, whether during his employment with the Corporation or following the termination of his employment for any reason, the Corporation shall pay to the AJK Dynasty Trust dated March 17, 2003 (the “Beneficiary”) a payment of three million five hundred thousand dollars ($3,500,000) (the “Death Benefit”).  The Death Benefit shall be paid in a cash lump sum no later than ninety (90) days following the Executive’s death.

B.        The Death Benefit shall not be payable if the Executive’s death results from suicide, whether sane or insane, on or before February 1, 2019.

2.         CONDITIONS.  In order to fund its cash payment obligation under this Agreement, the Corporation shall purchase a life insurance policy.  The Executive agrees that the Corporation may insure the life of the Executive and agrees to cooperate with the Corporation and insurance carrier in order to facilitate the purchase of such life insurance policy.  The Executive further agrees that the Corporation or a Trust (as described in Section 3 of this Agreement) shall be the owner and the beneficiary of such life insurance policy.

3.         ESTABLISHMENT OF TRUST.  The Corporation shall establish a Death Benefit Only Trust (the “Trust”).  All benefits payable under this Agreement to the Beneficiary shall be paid directly by the Corporation from the Trust.  To the extent that such benefits are not paid from the Trust, the benefits shall be paid from the general assets of the Corporation.  The Trust shall be an irrevocable grantor trust which conforms to the terms of the model trust as described in IRS revenue procedure 92-64, I.R.B. 1992-33, except an independent individual third party may be designated as trustee.  The assets of the Trust shall be subject to the claims of the Corporation’s creditors in the event of the Corporation’s insolvency, as defined therein.  Except as provided under the Trust, the Corporation shall not be obligated to set aside, earmark or escrow any funds or other assets to satisfy its obligations under this Agreement, and neither the Executive nor the Beneficiary shall have any

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property interest in any specific assets of the Corporation other than the unsecured right to receive payments from the Corporation, as provided in this Agreement.

4.         EMPLOYMENT RIGHTS.  This Agreement shall not be deemed to create a contract of employment between the Corporation and the Executive and shall create no right in the Executive to continue in the Corporation’s employ for any specific period of time, or to create any other rights in the Executive or obligations on the part of the Corporation, except as are set forth in this Agreement.

5.         EXECUTIVE RIGHT TO ASSETS.

A.        The rights of the Executive, the Beneficiary, or any other person claiming through the Executive under this Agreement, shall be solely those of an unsecured general creditor of the Corporation.  The Executive, the Beneficiary, or any other person claiming through the Executive, shall have the right to receive those payments specified under this Agreement only from the Corporation, and has no right to look to any specific or special property separate from the Corporation for payments.

B.        The Executive agrees that he, the Beneficiary, or any other person claiming through the Executive shall have no right or beneficial ownership interest whatsoever in any general asset used or acquired by the Corporation in connection with the liabilities it has assumed under this Agreement.  Such assets shall not be deemed to be held under any trust for the benefit of the Executive or the Beneficiary, nor shall any such general assets be considered security for the performance of the obligations of the Corporation.  Any such assets shall remain general, unpledged, and unrestricted assets of the Corporation.

C.        The Executive also understands and agrees that his participation in the acquisition of any such general asset for the Corporation shall not constitute a representation to the Executive, the Beneficiary, or any person claiming through the Executive that any of them has a special or beneficial interest in such general asset.

6.         INDEPENDENCE OF BENEFITS.  The benefits payable under this Agreement shall be independent of, and in addition to, any other benefits or compensation, whether by salary, or bonus or otherwise, payable under any other employment agreements that now exist or may hereafter exist from time to time between the Corporation and the Executive.  This Agreement between the Corporation and the Executive does not involve a reduction in salary or foregoing of an increase in future salary by the Executive.  Nor does the Agreement in any way affect or reduce the existing and future compensation and other benefits of the Executive.

7.         ASSIGNABILITY.  Except in so far as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization, or attachment of any benefits under this Agreement shall be valid or recognized by the Corporation.

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8.         AMENDMENT.  This Agreement may be amended at any time by mutual written agreement of the Corporation and the Executive.  The Corporation shall have no right to change the benefits under this Agreement without the prior written consent of the Executive. The Executive may change the Beneficiary under this Agreement upon prior written notice to the Corporation, Attn. General Counsel, 1300 Corporate Center Way, Wellington, Florida 33414.  If any provision of this Agreement contravenes any regulations or guidance promulgated under Section 409A of the U.S. Internal Revenue Code of 1986 (collectively, “Section 409A”), the Corporation shall amend this Agreement or any provision hereof to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A.

9.         LAW GOVERNING.  This Agreement shall be governed by the laws of the State of Florida.  This Agreement is solely between the Corporation and the Executive.  Further, the Executive, the Beneficiary or other persons claiming through the Executive shall only have recourse against the Corporation for enforcement of the Agreement.  However, it shall be binding upon the Beneficiary and the beneficiaries, heirs, executors and administrators of the Executive and upon the successors and assigns of the Corporation.

[THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

CORPORATION:		KLX INC.,
a Delaware corporation
ATTEST:

By:		By:
Name:	Claire Dumas	Name:	Thomas P. McCaffrey
Title:	Corporate Counsel, Asst.	Title:	President and Chief Operating Secretary Officer

EXECUTIVE:
AMIN J. KHOURY

[SIGNATURE PAGE FOR AMIN KHOURY DEATH BENEFIT AGREEMENT]

EXHIBIT B

Form of Consulting Agreement

May 25, 2017

Mr. Amin J. Khoury

c/o KLX Inc.

1300 Corporate Center Way,

Wellington, FL 33414

Consulting Agreement

Dear Mr. Khoury:

This letter agreement (the “Agreement”) confirms the agreement between KLX Inc. (the “Company”) and you to engage in a consulting arrangement and sets forth the agreement between the Company and you regarding the terms of such consulting arrangement.

1.         Term. The term of your services pursuant to this Agreement shall commence upon the separation of your employment as an officer and employee of the Company (the “Effective Date”) and terminate on the fifth anniversary of the Effective Date (the “Consulting Period”).

2.         Consulting Services.

(a)        Services. Your services hereunder during the Consulting Period shall consist of strategic planning, financial planning, merger and acquisition advice and consultation to the Company, as well as providing periodic advice and consultation regarding key staffing and recruitment issues and such other services mutually agreed to by you and the Company (the “Consulting Services”). At all times, the Consulting Services shall be non-exclusive and you shall only be required to devote so much time as is reasonably necessary to discharge the Consulting Services; provided,  however, that in no event shall the Consulting Services provided hereunder cause the termination of your employment with the Company to cease to be a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

(b)       Expenses. Except to the extent equivalent benefits are provided by B/E Aerospace, Inc. (or any successor thereto), during the Consulting Period the Company shall:

(i)        provide you with an office at its Wellington, Florida facility or such other location otherwise reasonably agreed by you and the Company;

(ii)       provide you with a full time assistant, consistent with the Company’s Post-Termination Personal Assistant letter to you dated May 25, 2017;

(iii)      provide you with travel in accordance with the Company’s Aircraft Usage Policy on a basis at least as favorable to such policy as in effect on May 25,

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2017, which shall include, among other things, personal and family use of the Company’s G450 aircraft currently leased under a leasing arrangement scheduled to expire on May 1, 2021, and thereafter, on a G450 or equivalent aircraft; and

(iv)      pay or reimburse you for reasonable out-of-pocket expenses incurred in connection with your performance of the Consulting Services in accordance with past practices within thirty (30) days following submission of documentation and substantiation of such expenses; provided,  however, that (x) in no event may you seek to receive any reimbursement less than thirty (30) days prior to the last day of the calendar year following the calendar year in which the related expense was incurred, and (y) no amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

3.          Nature of the Relationship.

(a)        Independent Contractor. You acknowledge that the Consulting Services shall be performed in the capacity of an “independent contractor,” that you are solely responsible for determining your actions or inactions in carrying out and performing the Consulting Services, and that nothing in this Agreement shall be construed to create an employment relationship between you and the Company. You agree that, with respect to the Consulting Services provided hereunder, you are not an employee of the Company for any purpose, including, without limitation: (i) for federal, state or local tax, employment, withholding or reporting purposes; or (ii) for eligibility or entitlement to any benefit under any of the Company’s employee benefit plans (including, without limitation, those plans that are subject to the Employee Retirement Income Security Act of 1974, as amended), incentive compensation or other employee programs or policies, except as provided in this Agreement or the Amended and Restated Employment Agreement between you and the Company dated May 25, 2017, as may be subsequently amended and restated (the “Employment Agreement”) or as otherwise required by applicable law.

(b)       Code of Conduct.  During the Consulting Period, you shall comply with the Company’s Code of Business Conduct and its Delegations of Authority, each as in effect from time to time (as if you were a non-management employee with respect to the Delegations of Authority policy).

(c)       Payment of Taxes.  You shall be responsible for and shall maintain adequate records of expenses that you incur in the course of performing the Consulting Services hereunder and shall be solely responsible for and shall file, on a timely basis, tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to your performance of the Consulting Services. Neither federal, state, nor local income tax of any kind shall be withheld or paid by the Company with respect to any amount paid to you pursuant to this Agreement. You agree that you are responsible for withholding and paying all taxes as required.

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(d)       Indemnification.  To the fullest extent permitted under applicable laws, rules and regulations and the Company’s applicable corporate governance documents, the Company agrees to defend, indemnify and hold you harmless from any loss, liability, cost and expense (including, but not limited to, reasonable attorney’s fees) incurred by you as a result of you being made a party to any action or proceedings by reason of your provision of the Consulting Services.

4.         Consulting Fees.  During the Consulting Period, you shall receive a consulting fee of three hundred thousand dollars ($300,000) per calendar year (the “Fees”), payable in monthly installments in arrears on the last day of the month (pro-rated for partial months).

5.          Amendment, Modification or Termination of Agreement.  The Consulting Period may not be terminated (except as provided in Section 7 hereof), and the terms and conditions of this Agreement cannot be amended, modified or terminated without the prior written consent of both parties hereto.

6.         Proprietary Rights and Non-Competition. The restrictive covenant obligations set forth in section 5 of the Employment Agreement, are incorporated herein by reference and shall have the same legal force and effect as if fully set forth herein.

7.         Effect of Death or Incapacity.  In the event of the termination of the Consulting Period and your services hereunder due to death or Incapacity (as defined in Section 6.3 of the Employment Agreement), you or your estate or designated beneficiary, as applicable, shall be entitled to a lump sum payment equal to the total amount of Fees payable to you for the remainder of the Consulting Period.  Such lump sum payment shall be made within ten (10) business days following the date of termination.

8.         Documents and Materials.  Upon the termination of the Consulting Period, or at any other time upon the Company’s request, you shall promptly deliver to the Company, without retaining any copies, all documents and other materials furnished to you by the Company, prepared by you for the Company or otherwise relating to the Company’s business, including, without limitation, all written and tangible material in your possession incorporating any “Proprietary Information” (as defined in the Employment Agreement).

9.         General Provisions.

(a)        Entire Agreement. This Agreement and the Employment Agreement represent the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between you and the Company.

(b)       Governing Law. This Agreement will be governed by and construed in accordance with the laws of Florida, without giving effect to the conflicts of laws principles thereof.

(c)        Enforceability; Waiver.  If any arbitrator or court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions of this Agreement, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed, blue-

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penciled or reformed by the court or arbitrator in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed in such provision. Your or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right that you or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Similarly, the waiver by any party hereto of a breach of any provision of this Agreement by the other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.

(d)       Headings.  The descriptive headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)        Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original but all of which together shall constitute one and the same agreement.

(f)        Signatures.  Each party’s signature on the lines below constitutes his or its agreement with each provision contained in this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the date first above written.

EXECUTIVE	KLX INC.

By:
Amin J. Khoury	Name:	Thomas P. McCaffrey
	Title:	President and Chief Operating Officer

[SIGNATURE PAGE FOR AMIN KHOURY CONSULTING AGREEMENT]

EXHIBIT C

Form of Mutual Waiver Agreement

SEPARATION AGREEMENT AND MUTUAL RELEASE

This Separation Agreement and Mutual Release (the “Agreement”), is made as of ______ __, 20___, by and between KLX Inc., a Delaware corporation (the “Company”) and Amin J. Khoury (“Employee”), for the purpose of memorializing the terms and conditions of the Employee’s departure from the Company’s employment.

Now, therefore, in consideration of the sum of one dollar ($1.00) and the mutual promises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, (the “Settlement Consideration”), the parties hereto, intending to be legally bound, hereby agree as follows:

1.          Termination; Employment Agreement.  Effective _________, 20__, Employee’s employment with the Company was terminated.  Upon Employee’s termination, Employee and the Company shall each have those respective surviving rights, obligations and liabilities described in that certain Employment Agreement, dated as of May ___, 2016, by and between Employee and the Company (the “Employment Agreement”).

2.          Non-Released Claims.

(a)          Employee Non-Released Claims.  It is explicitly agreed, understood and intended that the general release of claims provided for in this Agreement shall not include or constitute a waiver of the Company’s, its agent, representative or designee’s obligations to Employee (i) that are specified in the Employment Agreement as surviving the termination of Employee’s employment, (ii) that arise out of or from respondeat superior  principles, (iii) for claims for indemnification and defense under any organizational documents, agreement, insurance policy, or at law or in equity concerning either the Company, its subsidiaries, affiliates, directors, officers or employees, (iii) concerning any deferred compensation plan, 401(k) plan, equity plan or retirement plan, and (iv) any claims not waivable under applicable law, collectively, the “Employee Non-Released Company Claims”.

(b)          Company Non-Released Claims.  It is explicitly agreed, understood and intended that the general release of claims provided for in this Agreement shall not include or constitute a waiver of (i) the Employee’s obligations to the Company concerning the Company’s confidential information and proprietary rights that survive Employee’s termination of employment, including those specified in Section 6 of the Employment Agreement, (ii) any claim of the Company for fraud based on willful and intentional acts or omissions of Employee, other than those taken in good faith and in a manner that Employee believed to be in or not opposed to the interests of the Company, proximately causing a financial restatement by the Company, and (iii) any claims not waivable by the Company under applicable law, collectively, the “Company Non-Released Employee Claims”.

3.          General Release in Favor of the Company:  Employee, for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasers”), hereby forever releases and discharges the Company, its Board of Directors, and any of its past, present, or future

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parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns and any of its or their past, present or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns (whether acting as agents for the Company or in their individual capacities) (collectively, the “Releasees”) from any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise), whether known or unknown, by reason of any act, omission, transaction or occurrence which Releasers ever had, now have or hereafter can, shall or may have against Releasees up to and including the date of the execution of this Agreement, except for the Employee Non-Released Company Claims.  Without limiting the generality of the foregoing, Releasers hereby release and discharge Releasees from:

(a)          any and all claims for backpay, frontpay, minimum wages, overtime compensation, bonus payments, benefits, reimbursement for expenses, or compensation of any kind (or the value thereof), and/or for liquidated damages or punitive damages (under any applicable statute or at common law);

(b)          any and all claims, relating to Employee’s employment by the Company, the terms and conditions of such employment, employee benefits related to Employee’s employment, the termination of Employee’s employment, and/or any of the events relating directly or indirectly to or surrounding such termination;

(c)          any and all claims of discrimination, harassment, whistle blowing or retaliation in employment (whether based on federal, state or local law, statutory or decisional), including without limitation, all claims under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Florida Civil Rights Act of 1992, the Florida Whistle-Blower Law (Fla. Stat. § 448.101 et seq.), the Florida Equal Pay Act, and waivable rights under the Florida Constitution;

(d)          any and all claims under any contract, whether express or implied;

(e)          any and all claims for unintentional or intentional torts, for emotional distress and for pain and suffering;

(f)          any and all claims for violation of any statutory or administrative rules, regulations or codes;

(g)          any and all claims for attorneys’ fees, costs, disbursements, wages, bonuses, benefits, vacation and/or the like;

which Releasers ever had, now have or hereafter can, shall or may have against Releasees for, upon or by reason of any act, omission, transaction or occurrence up to and including the date of the execution of this Agreement, except for the Employee Non-Released Company Claims.

4.          General Release in Favor of Employee.  The Releasees, and each of them, hereby release Releasers, and each of them, from all claims or causes of action whatsoever, known or unknown, including any and all claims of the common law of the State of Florida, including but not limited to breach of contract

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(whether written or oral), promissory estoppel, defamation, unjust enrichment, or claims for attorneys’ fees and costs and all claims which were alleged or could have been alleged against the Employee which arose from the beginning of the world to the date of this Agreement, except for the Company Non-Released Employee Claims.

5.          Non-Disparagement.  The parties agree that they will not (a) disparage or encourage or induce others to disparage the other party (including, without limitation, the Releasees and the Releasers), or (b) engage in any conduct or induce any other person to engage in any conduct that is any way injurious to either party’s (including, without limitation, the Releasees’ or the Releasers’) reputation and interests (including, without limitation, any negative or derogatory statements or writings).

6.          Covenants not to Sue.

(a)          Employee Covenant not to Sue.  Employee represents and warrants that to date, he has not filed any lawsuit, action, complaint or charge of any kind with any federal, state, or county court or administrative or public agency against the Company or any other Releasee.  Without in any way limiting the generality of the foregoing, Employee hereby covenants not to sue or to assert, prosecute, or maintain, directly or indirectly, in any form, any claim or cause of action against any person or entity being released pursuant to this Agreement with respect to any matter, cause, omission, act, or thing whatsoever, occurring in whole or in part on or at any time prior to the date of this Agreement, except for the Employee Non-Released Company Claims.  Employee agrees that he will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right waived in this Agreement.

(b)          Company Covenant not to Sue.  The Company represents and warrants that to date, it has not filed any lawsuit, action, complaint or charge of any kind with any federal, state, or county court or administrative or public agency against Employee or any other Releaser.  Without in any way limiting the generality of the foregoing, the Company hereby covenants not to sue or to assert, prosecute, or maintain, directly or indirectly, in any form, any claim or cause of action against any person or entity being released pursuant to this Agreement with respect to any matter, cause, omission, act, or thing whatsoever, occurring in whole or in part on or at any time prior to the date of this Agreement, except for the Company Non-Released Employee Claims.  The Company agrees that it will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right waived in this Agreement.

7.          No Admission.  The making of this Agreement is not intended, and shall not be construed, as an admission that the Company or any of the Releasees, has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrongdoing whatsoever.

8.          Effectiveness.  This Agreement shall not become effective until the eighth day following Employee’s signing of this Agreement (“Effective Date”) and Employee may at any time prior to the Effective Date revoke this Agreement by giving notice in writing of such revocation to:

KLX Inc.

1300 Corporate Center Way,

Wellington, FL 33414

Attn: General Counsel

In the event that Employee revokes this Agreement prior to the eighth day after his execution thereof, this Agreement, and the promises contained herein, shall automatically be deemed null and void.

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9.          Employee Acknowledgement.  Employee acknowledges that he has been advised in writing to consult with an attorney before signing this Agreement, and that Employee has been afforded the opportunity to consider the terms of this Agreement for twenty-one (21) days prior to its execution.  Employee further acknowledges that he has read this Agreement in its entirety, that he fully understands all of its terms and their significance, that he has signed it voluntarily and of Employee’s own free will, and that Employee intends to abide by its provisions without exception.

10.        Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect, however, the remaining provisions shall be enforced to the maximum extent possible.

11.        Entire Agreement.  This Agreement and the Employment Agreement, taken together, constitute the complete understanding between the parties and supersedes all such prior agreements between the parties and may not be changed orally.  Employee acknowledges that neither the Company nor any representative of the Company has made any representation or promises to Employee other than as set forth herein or therein.  No other promises or agreements shall be binding unless in writing and signed by the parties.

12.        General Provisions.

(a)          Governing Law; Jurisdiction; Venue.  This Agreement shall be enforced, governed and interpreted by the laws of the State of Florida without regard to Florida’s conflict of laws principles. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled in a court of competent jurisdiction in the State of Florida in Palm Beach County.  Each party consents to the jurisdiction of such Florida court in any such civil action or legal proceeding and waives any objection to the laying of venue in such Florida court.

(b)          Prevailing Party.  In the event of any litigation, dispute or contest arising from a breach of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs incurred in connection with such litigation, dispute or contest, including without limitation, reasonable attorneys’ fees, disbursement and costs, and experts’ fees and costs.

(c)          Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument.

(d)          Binding Effect.  This Agreement is binding upon, and shall inure to the benefit of, the parties, the Releasers and the Releasees and their respective heirs, executors, administrators, successors and assigns.

(e)          Interpretation.  Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement shall not apply a presumption that the provisions hereof shall be more strictly construed against one party who prepared the Agreement, it being agreed that all parties have participated in the preparation of all provisions of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Separation Agreement and Mutual Release as of the date first written above.

KLX INC.

By:
Amin J. Khoury		PRINT NAME:
TITLE:
STATE OF FLORIDA	)
) ss.
COUNTY OF	)

I HEREBY CERTIFY, that on this day, before me, an officer duly authorized in the State and County aforesaid to take acknowledgments, personally appeared Amin J. Khoury, to me known to be the person described in and who executed the foregoing instrument, and acknowledged to and before me that he/she executed the same.  This individual is personally known to me or has produced a ______________________ as identification and did take an oath.

SWORN TO AND SUBSCRIBED before me this _____ day of _________, 20__.

Notary Public
My Commission Expires: